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INCORPORATED UNDER THE LAWS OF
THE STATE OF NEVADA

SHARES

AUTOVATIVE PRODUCTS, INC.

AUTHORIZED TO ISSUE 25,000,000 SHARES COMMON STOCK AT $ $ 0.001 PAR VALUE

This Certifies That ____________________

is hereby issued ____________________ *fully paid and non-assessable Shares of the Stock of the above named Corporation transferable only on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.*

In Witness Whereof, *the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this* __________ *day of* __________ *A.D.,* __________

____________________ ____________________

PRESIDENT